Exhibit 15.2

Unit A, 12th Floor, China Overseas Building 139 Hennessy Road, Wanchai, Hong Kong Tel : +852 2950 7800 Fax : +852 2950 7811	香港灣仔軒尼詩道139號 中國海外大廈12樓A室 電話 : +852 2950 7800 傳真 : +852 2950 7811

Date: August 15, 2025

Ming Shing Group Holdings Limited
Office Unit B8, 27/F

NCB Innovation Centre

No. 888 Lai Chi Kok Road

Kowloon, Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent on Ming Shing Group Holdings Limited (the “Company”)

1.	We are the legal advisers to the Company (the “Engagement”) as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s annual report on Form 20-F, including all amendments or supplements thereto (the “Annual Report”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder (the “Rules”), in connection to certain legal matters related to the law and regulations of Hong Kong.

2.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Annual Report, and to the reference to our name in such Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ David Fong & Co.

David Fong & Co.

PARTNERS CONSULTANT SOLICITORS	: : :	DAVID L.K. FONG 方良佳律師，TIMOTHY C.K. KWAN 關智傑律師，HERMES H.C. SHIN 單浩銓律師 MATTHEW H.C. WONG 黃漢柱律師 BRUNO C.H. CHAN 陳震雄律師， PAMELA K.Y. NG 吳家宜律師